Exhibit 10.16
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Summary of the Long Term Performance Plan for Key Executives
               Of Honeywell International Inc.

     The Long Term Performance Plan of Honeywell
International Inc. (formerly AlliedSignal Inc.) became effective January 1, 1998 and was terminated December 31,
1999 as a result of integration of compensation programs following the merger involving AlliedSignal and Honeywell;
however, participants will receive any applicable performance payments based on performance in 1998 and 1999 in the first quarter of 2001. The Plan offered the Presidents of strategic business units and the Vice
Presidents of Growth and Six Sigma & Productivity with cash payments based on the operating performance of the corporation and/or their respective strategic business units.

     The Plan originally provided that participants would receive payments in the first quarter of 2001 based on operating performance during the three years ended December 31, 2000. With the termination of the Plan effective December 31, 1999, participants will receive payments in the first quarter of 2001 based on operating performance during a shortened two-year measurement period ended December 31, 1999.

     Payments are based on the realization of net income and revenue targets for both the strategic business unit for which the participant is responsible, if any, and the corporation as a whole for the measurement period. Based on the percentage realization of the targets, participants may receive payments equal to between 0% and 200% of their cumulative cash earnings (base pay plus actual bonus) during the measurement period. Individual behaviors, acquisitions and divestitures, and other relevant factors may be taken into account in determining the payment.